Filed Pursuant to Rule 424(b) (3)
                                       Registration No.  33-63895




PRICING SUPPLEMENT NO. 1, dated April 28, 1997
(To Prospectus dated November 20, 1995 and
Prospectus Supplement dated February 21, 1997)

                          $125,000,000

                   SOUTHWESTERN ENERGY COMPANY

                        MEDIUM-TERM NOTES
          Due More Than Nine Months From Date of Issue

             7.625% Fixed Rate Notes due May 1, 2027

FACE AMOUNT:                $60,000,000.00

ISSUE PRICE:                99.574% of the Face Amount

ORIGINAL ISSUE DATE:        May 1, 1997

MATURITY DATE:              May 1, 2027

INTEREST RATE:              7.625%, per annum, computed on the
                            basis of a 360-day year of twelve 30-
                            day months and payable semiannually

INTEREST PAYMENT DATES:     May 1 and November 1, commencing
                            November 1, 1997

FORM:                         X   Book Entry       Certificated
                            -----             -----

REPAYMENT:                  (   )  The Offered Notes are not
                                   repayable at the noteholder's
                                   option prior to maturity.

                            ( X )  The Offered Notes may be
                                   repaid prior to maturity at
                                   the noteholder's option.

  Optional Repayment Date:         May 1, 2009


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REDEMPTION:                 ( X )  The Offered Notes cannot be
                                   redeemed prior to maturity at
                                   the Company's option.

                            (   )  The Offered Notes may be
                                   redeemed prior to maturity at
                                   the Company's option.

  Initial Redemption Date:  N/A

AGENT'S COMMISSION:         .625% (equal to $375,000.00)

NET PROCEEDS
TO THE COMPANY:             $59,369,400.00


                      PLAN OF DISTRIBUTION

     The Company is selling the Offered Notes to Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and NationsBanc Capital Markets, Inc., as principals (the "Agents"), at a discount for resale to one or more investors at the Issue Price shown above. Each of the Agents may be deemed an "underwriter" within the meaning of the Securities Act in respect of such resales.

     The Company is obligated to sell, and the Agents are obligated to purchase, all of the Offered Notes if any are purchased.

     The Company has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Securities Act.

     The Offered Notes are a new issue of securities with no established trading market. The Company has been advised that the Agents may make a market in the Offered Notes, but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that there will be a secondary market for the Offered Notes.

     The Agents may engage in transactions with and perform services for the Company in the ordinary course of business.


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